STATE of DELAWARE
                           LIMITED LIABILITY COMPANY
                           CERTIFICATE of FORMATION



First: The name of the limited liability company is: BBH Asian Opportunity Registered Fund, LLC

Second: The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington. Zip code 19801. The name of its Registered agent at such address is The Corporation Trust Company

In Witness Whereof, the undersigned have executed this Certificate of Formation this 9th day of April, 2008.


                                    By:  /s/ Joshua Deringer
                                           Authorized Person(s)

                                    Name:  Joshua Deringer